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                                                                      Exhibit H


                       GPU, Inc. and Subsidiary Companies
                   Capitalization Ratios at September 30, 1997
                                 (In Thousands)


                                             Actual                               Actual Per 10-Q                Pro Forma
                                             Per 10-Q     Pro Forma (1)      Equity         Debt           Equity          Debt
                                           -----------    -------------      --------      ------          -------         -----


Capitalization:

    Common stock                          $   314,458                    $   314,458                     $   314,458
    Capital surplus                           753,082                        753,082                         753,082
    Retained earnings                       2,188,770                      2,188,770                       2,188,770
    Reacquired common stock, at cost          (82,391)                       (82,391)                        (82,391)
    Cumulative preferred stock
      (incl. due within one year)             170,478                        170,478                         170,478
    Subsidiary-obligated mandatorily
      redeemable preferred securities         330,000                        330,000                         330,000
    Long-term debt (incl. due within
      one year)                             3,262,825     $ 1,830,000                    $ 3,262,825                    $5,092,825
    Notes payable                             334,685          50,000                        334,685                       384,685
                                              -------          ------                        -------                       -------


      Total (incl. due within one year)   $ 7,271,907     $ 1,880,000    $ 3,674,397     $3,597,510     $  3,674,397    $5,477,510
                                          ===========     ===========    ===========     ==========     ============    ==========

Capitalization Ratios:                         100.0%                          50.5%          49.5%            40.1%         59.9%
                                          ===========                    ===========     ==========     ============    ==========



(1)   To give effect to the November 1997 acquisition of PowerNet Victoria, for $1,880,000, which was financed through a combination of recourse ($500,000) and non-recourse ($1,380,000) debt.

Note: Pro forma entries have not been included for SEC File 70-7727 since it is not anticipated that any transactions subject to the limitation of the GPU International, Inc. Guarantee Cap would require any adjustments in the financial statements, but would require only footnote disclosure.



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